As filed with the Securities and Exchange Commission on November 25, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Frank’s International N.V.

(Exact Name of Registrant as Specified in Its Charter)

The Netherlands	98-1107145
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Prins Bernhardplein 200

1097 JB Amsterdam, The Netherlands

+31 (0)20 693 8597

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Brian D. Baird

Vice President and Chief Legal Officer

Prins Bernhardplein 200

1097 JB Amsterdam, The Netherlands

+31 (0)20 693 8597

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies To:

Douglas E. McWilliams

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Telephone: (713) 758-2222

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered / Proposed Maximum Offering Price Per Security / Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common stock, par value €0.01 per share
Debt securities
Warrants

(1)	There is being registered hereunder an indeterminate amount of common stock, debt securities and warrants, as may be sold, from time to time, by Frank’s International N.V. Frank’s International N.V. is also registering hereunder an indeterminate amount of common stock, debt securities and warrants as may be issued upon conversion or exchange of any debt securities or warrants.
(2)	Frank’s International N.V. is relying upon Rules 456(b) and 457(r) under the Securities Act of 1933 and, accordingly, the registrant is deferring payment of all of the registration fee in connection with this Registration Statement.

PROSPECTUS

Frank’s International N.V.

Common Stock

Debt Securities

Warrants

We or the selling shareholders may offer from time to time an indeterminate amount of our common stock, debt securities (which may be senior or subordinated) and warrants. We refer to these shares of common stock, debt securities and warrants collectively as the “securities.” The securities may be convertible into or exercisable or exchangeable for other securities. This prospectus describes the general terms of these securities and the general manner in which we will offer these securities. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. The prospectus supplement will also describe the specific manner in which we will offer the securities. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

Our common stock is listed on the New York Stock Exchange under the trading symbol “FI.”

See “Risk Factors” on page 5 for information about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated November 25, 2014.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we or the selling shareholders may, over time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we or the selling shareholders may offer. Each time we or the selling shareholders offer securities, we will provide one or more prospectus supplements that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” below. You should rely only on the information included or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is not making an offer to sell in any jurisdiction in which the offer or sale is not permitted. You should not assume that the information in the prospectus, any prospectus supplement or any other document incorporated by reference in this prospectus is accurate as of any date other than the dates of those documents.

In this prospectus or any prospectus supplement, unless the context requires otherwise or unless otherwise noted, the terms “we,” “us,” “our,” “Frank’s International” and the “Company” refer to Frank’s International N.V. (“FINV”) and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

Any prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with any applicable prospectus supplement, will include or refer you to all material information relating to each offering.

We file annual, quarterly and current reports, proxy statements and other information with the SEC (Commission File No. 001-36053). Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and at our website at www.franksinternational.com. You may also read and copy at prescribed rates any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC’s website contains reports, proxy and information statements and other information regarding issuers, like Frank’s International, that file electronically with the SEC.

Our common stock is listed on the New York Stock Exchange under the symbol “FI.” Our reports, proxy statements and other information may be read and copied at the New York Stock Exchange at 11 Wall Street, 5th Floor, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, information furnished rather than filed), prior to the termination of the offerings under this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2013, including information specifically incorporated by reference into such Annual Report on Form 10-K from our Proxy Statement for our 2014 annual meeting of stockholders filed on March 31, 2014;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014, June 30, 2014 and September 30, 2014;

•	our Current Reports on Form 8-K, filed with the SEC on January 27, 2014, February 6, 2014, February 19, 2014, May 16, 2014, July 15, 2014 and November 5, 2014; and

•	the description of our common stock set forth in the registration statement on Form 8-A filed with the SEC on August 8, 2013 and any subsequent amendment thereto.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number:

Frank’s International N.V.

Attention: Investor Relations

10260 Westheimer Rd.

Houston, Texas 77042

(281) 966-7300

Other than the documents expressly incorporated herein by reference, information on our website is not incorporated by reference into this prospectus and does not constitute part of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Forward-looking statements include those that express a belief, expectation or intention, as well as those that are not statements of historical fact. Forward-looking statements include information regarding our future plans and goals and our current expectations with respect to, among other things:

•	our business strategy and prospects for growth;

•	our cash flows and liquidity;

•	our financial strategy, budget, projections and operating results;

•	the amount, nature and timing of capital expenditures;

•	the availability and terms of capital;

•	competition and government regulations; and

•	general economic conditions.

Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal” or other terms that convey the uncertainty of future events or outcomes, although not all forward-looking statements contain such identifying words. The forward-looking statements in this prospectus speak only as of the date of this prospectus; we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. Forward-looking statements are not assurances of future performance and involve risks and uncertainties. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties include, but are not limited to, the following:

•	the level of activity in the oil and gas industry;

•	the volatility of oil and gas prices;

•	unique risks associated with our offshore operations;

•	political, economic and regulatory uncertainties in our international operations;

•	our ability to develop new technologies and products;

•	our ability to protect our intellectual property rights;

•	our ability to employ and retain skilled and qualified workers;

•	the level of competition in our industry;

•	operational safety laws and regulations; and

•	weather conditions and natural disasters.

These and other important factors that could affect our operating results and performance are described in (1) Part I, Item 1A “Risk Factors” and in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies” included in our Annual Report on Form 10-K for the year ended December 31, 2013, (2) our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014, June 30, 2014 and September 30, 2014, (3) our other reports and filings we make with the SEC from time to time and (4) other announcements we make from time to time. Should one or more of the risks or uncertainties described in the documents above or in this prospectus or in the documents we incorporate by reference herein occur, or should underlying assumptions prove incorrect, our actual results, performance, achievements or plans could differ materially from those expressed or implied in any forward-looking statements.

ABOUT US

We are a global provider of highly engineered tubular services to the oil and gas industry and have been in business for over 75 years. We provide our services to leading exploration and production companies in both offshore and onshore environments, with a focus on complex and technically demanding wells.

We conduct our business through three operating segments:

•	International Services. We currently provide our services in approximately 60 countries on six continents. Our customers in these international markets are primarily large exploration and production companies, including integrated oil and gas companies and national oil and gas companies.

•	U.S. Services. We service customers in the offshore areas of the U.S. Gulf of Mexico. In addition, we have a significant presence in almost all of the active onshore oil and gas drilling regions in the U.S., including the Permian Basin, Bakken Shale, Barnett Shale, Eagle Ford Shale, Haynesville Shale, Marcellus Shale and Utica Shale.

•	Tubular Sales. We design, manufacture and distribute large outside diameter (“OD”) pipe, connectors and casing attachments. We also provide specialized fabrication and welding services in support of offshore projects, including drilling and production risers, flowlines and pipeline end terminations, as well as long length tubulars (up to 300 feet in length) for use as caissons or pilings. This segment also designs and manufactures proprietary equipment for use in our International and U.S. Services segments.

Our principal executive offices are located at Prins Bernhardplein 200, 1097 JB Amsterdam, The Netherlands, and our telephone number is +31 (0)20 693 8597. Our primary U.S. offices are located at 10260 Westheimer Rd., Houston, Texas 77042, and our telephone number at that address is (281) 966-7300. We maintain a website on the internet at www.franksinternational.com. Other than the documents expressly incorporated herein by reference, information on our website is not incorporated by reference into this prospectus and does not constitute part of this prospectus.

RISK FACTORS

You should carefully consider the factors contained in our Annual Report on Form 10-K for the year ended December 31, 2013, before investing in our securities. You should also consider similar information contained in any Annual Report on Form 10-K, Quarterly Report on Form 10-Q or other document filed by us with the SEC after the date of this prospectus before deciding to invest in our securities. If applicable, we will include in any prospectus supplement a description of those significant factors that could make the offering described therein speculative or risky.

USE OF PROCEEDS

Unless specified otherwise in the applicable prospectus supplement, we expect to use the net proceeds we receive from the sale of the securities offered by this prospectus and any accompanying prospectus supplement for general corporate purposes, which may include, among other things:

•	the repayment of outstanding indebtedness;

•	working capital;

•	capital expenditures; and

•	acquisitions.

The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital.

Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by the selling shareholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Year Ended December 31,
	2013	2012	2011	2010	2009	Nine Months Ended September 30, 2014
Ratio of earnings to fixed charges	61.1x	105.0x	53.4x	32.3x	19.3x	48.0x

The ratios were computed by dividing earnings by fixed charges. For this purpose, earnings include income from continuing operations before income taxes, adjusted for: income or loss from equity investees, fixed charges to the extent they affect current year earnings, amortization of capitalized interest, distributed income of equity investees, and interest capitalized during the year. Fixed charges include interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and estimates of interest within rental expenses.

DESCRIPTION OF CAPITAL STOCK

The material provisions of our articles of association and particular provisions of Dutch law relevant to our statutory existence and the Dutch Corporate Governance Code are summarized below. This summary does not restate our articles of association or relevant Dutch law in their entirety. While we believe that this summary contains all of the information about the articles of association important to your decision to subscribe for the common shares, it does not include all of the provisions that you may feel are important. The articles of association, and not this summary, define your rights as a holder of shares of our common stock.

Authorized Capital

As of the date of this prospectus, our authorized capital stock was 798,096,000 shares. Those shares consisted of 52,976,000 shares of Series A preferred stock, par value €0.01 per share, of which 52,976,000 shares were issued and outstanding, and 745,120,000 shares of common stock, par value €0.01 per share, of which 154,274,329 shares were issued and outstanding. All of our Series A preferred stock is held by Mosing Holdings, Inc. (“Mosing Holdings”).

Under Dutch law, our authorized capital stock is the maximum capital that we may issue without amending our articles of association. An amendment of our articles of association would require a resolution from the general meeting of shareholders.

Our articles of association are registered at the Dutch Trade Register, and an English translation has been filed with the SEC and is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Our file number with the Trade Register is 34241787.

Issuance of Capital Stock

Under Dutch law, we may only issue capital stock pursuant to a resolution of the general meeting of shareholders, unless another corporate body has been designated to do so by a resolution of the general meeting of shareholders or by our articles of association.

Our management board is designated by the articles of association for a period of five years from August 13, 2013 to issue shares and grant rights to subscribe for shares up to the amount of unissued shares in our authorized capital stock, subject to the approval of our supervisory board. The designation may be extended from time to time, with periods not exceeding five years, by a resolution of the general meeting of shareholders adopted with a simple majority. If authority is not delegated to another corporate body, the general meeting of shareholders may only decide to issue shares and grant rights to subscribe for shares at the proposal of the supervisory board.

Pre-Emptive Rights

Under Dutch law, in the event of an issuance of shares of common stock, each holder of common stock will have a pro rata preemptive right based on the number of shares of common stock held by such shareholder. Preemptive rights do not apply with respect to the issuance of preferred stock, or to shares of common stock issued against contributions other than in cash or shares of common stock issued to our employees or the employees of one of our group companies. Our management board is authorized by the articles of association for a period of five years from August 13, 2013 to limit or exclude any pre-emptive rights to which shareholders may be entitled in connection with the issuance of shares, subject to the approval of our supervisory board. The above authority to limit or exclude pre-emptive rights can only be exercised if at that time the authority to issue shares is in full force and effect. The authority to limit or exclude pre-emptive rights may be extended from time to time, with periods not exceeding five years, by a resolution of the general meeting of shareholders adopted with a simple majority. If authority is not delegated to another corporate body, the general meeting of shareholders may only decide to limit or exclude pre-emptive rights at the proposal of the management board, which proposal shall be approved by our supervisory board.

Repurchase of Shares of Capital Stock

Under Dutch law, a public company with limited liability (naamloze vennootschap) may acquire its own shares, subject to certain provisions of Dutch law and the articles of association. We may acquire our own shares either without paying any consideration, or in the event any consideration must be paid only if (i) our shareholders’ equity less the acquisition price is not less than the sum of paid-up and called-up capital and any reserve required to be maintained by law or our articles of association, (ii) we and our subsidiaries would not thereafter hold or hold shares as a pledgee with an aggregate par value exceeding 50% of our issued capital stock and (iii) the general meeting of shareholders has authorized the management board to effect such acquisitions, subject to the approval of our supervisory board. We expect that our shareholders will from time to time, or at each annual meeting, be requested to authorize, in each case for a period of 18 months, the acquisition of our own shares up to the maximum number allowed under Dutch law for a price per share between $0.01 and 120% of the price on the NYSE at the close of the business day prior to the day of the repurchase for the shares of common stock and for a price per share between $0.01 and 120% of the amount paid up on such shares for the Series A preferred stock.

Conversion Right

For purposes of any transfer or conversion of Series A preferred stock and limited partnership interests in FICV, our articles of association and the partnership agreement of Frank’s International C.V. (“FICV”) contain provisions linking each share of Series A preferred stock to a proportionate portion of the holder’s limited partnership interest in FICV, which portion at any time will equal the holder’s total limited partnership interest in FICV divided by the total number of issued and outstanding shares of Series A preferred stock of FINV (each such portion being referred to as an “FICV Portion”). Shares of Series A preferred stock cannot be transferred unless simultaneously with an equal number of FICV Portions and vice versa.

Holders of our Series A preferred stock have the right to convert all or a portion of their Series A preferred stock into our common stock by delivery to us of an equivalent number of FICV Portions. In connection with such conversion, the holders of our Series A preferred stock or its permitted transferees will also be entitled to receive an amount of cash equal to the par value of each share of Series A preferred stock so converted plus any accrued but unpaid dividends thereon.

The above mechanism is subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

Capital Reduction

Subject to Dutch law and our articles of association, pursuant to a proposal of the management board, which proposal shall be approved by our supervisory board, the general meeting of shareholders may resolve to reduce the outstanding capital stock by cancellation of shares or by reducing the nominal value of the shares by means of an amendment to our articles of association. Dutch law requires that this resolution be adopted by an absolute majority of votes cast, or by a two-thirds majority of the votes cast, if less than half of the issued capital stock is present or represented at the meeting.

Dividends

We intend to pay a regular quarterly dividend on our common stock. However, our future dividend policy is within the discretion of our management board, with the approval of our supervisory board, and will depend upon various factors, including our results of operations, financial condition, capital requirements and investment opportunities. No dividends on our common stock will accrue in arrears. In addition, each share of Series A preferred stock will have a liquidation preference equal to its par value of €0.01 per share and will be entitled to an annual dividend equal to 0.25% of its par value. We will only be able to pay dividends from our available cash on hand and funds received from FICV. FICV’s ability to make distributions to us will depend on many factors, including the performance of our business in the future.

Subject to certain exceptions, Dutch law provides that dividends may only be paid out of profits as shown in our annual financial statements as adopted by the general meeting of shareholders. Moreover, dividends may be distributed only to the extent the shareholders’ equity exceeds the sum of the amount of paid-up capital and any reserves that must be maintained under the law or our articles of association. Interim dividends may be declared as provided in the articles of association and may be distributed to the extent that the shareholders’ equity exceeds the amount of the paid-up capital plus any reserves that must be maintained under the law or the articles of association as apparent from a statement of assets and liabilities prepared on the basis of generally accepted accounting principles. Interim dividends should be regarded as advances on the final dividend that a company intends to declare with respect to the ongoing financial year or — if the annual accounts have not yet been adopted — the previous financial year.

Should it be determined that any distribution made was not permitted, the shareholders or any other person entitled to profits must repay the dividends declared to the extent such shareholder or person was or ought to have been aware that the distribution was not permitted.

Pursuant to our articles of association, the management board, subject to the approval of our supervisory board, decides what portion of our profit is to be held as reserves. Holders of our common stock are not entitled to any dividends unless declared by our management board.

General Meeting of Shareholders

Procedures and Admissions

Pursuant to our articles of association, general meetings of shareholders are held in Amsterdam, The Netherlands in the municipality in which the company has its statutory seat, or at Schiphol (Municipality of Haarlemmermeer). A general meeting of shareholders will be held at least once a year within the period required by Dutch law, which is currently no later than six months after the end of our financial year, unless our articles of association provide for a shorter period.

Extraordinary general meetings of shareholders will be held as frequently as needed; however they must be convened by the management board and/or the supervisory board. Our management board and/or the supervisory board must give public notice of a general meeting of shareholders or an extraordinary meeting of shareholders, by at least such number of days prior to the day of the meeting as required by Dutch law, which is currently fifteen days.

The agenda for a meeting of shareholders must contain such items as the management board, supervisory board or the person or persons convening the meeting determine. The agenda shall also include any matter, the consideration of which has been requested by one or more shareholders, representing alone or jointly with others at least such percentage of the issued capital stock as determined by Dutch law, which is currently set at one percent, or a value of at least €50 million. The request to consider such matter should have been received by us no later than on the 60th day prior to the day of the meeting accompanied by a statement containing the reasons for the request.

The agenda for the annual general meeting of shareholders shall contain, among other items, items placed on the agenda in accordance with Dutch law and our articles of association, the consideration of the annual report, the discussion and adoption of our annual accounts, our policy regarding dividends and reserves and the proposal to pay a dividend (if applicable), proposals relating to the composition of the management board and supervisory board, including the filling of any vacancies on those boards, the proposals placed on the agenda by those boards, including but not limited to a proposal to grant discharge to the members of the management board for their management and the supervisory board for their supervision during the financial year, together with the items proposed by shareholders in accordance with provisions of Dutch law and our articles of association.

Shareholders are entitled to attend our general meeting of shareholders, to address the general meeting of shareholders and to vote, either in person or represented by a person holding a written proxy. The requirement that a proxy must be in written form is also fulfilled when it is recorded electronically.

The holder of a right of usufruct or a pledgee with voting rights is entitled to request an item to be placed on the agenda of the general meeting of shareholders, to attend the general meeting of shareholders, to address the general meeting of shareholders and to vote.

Under Dutch law, shareholders’ resolutions may be adopted in writing without holding a meeting of shareholders, provided that (i) the articles of association explicitly allow such practice, (ii) all shareholders agree on this practice for decision making and (ii) all shareholders are in favor of the resolution to be adopted. Our articles of association, however, will not provide for shareholder action by written consent as it is not practicable for a listed company.

Members of the management board and supervisory board are authorized to attend general meetings of shareholders. They have an advisory vote. The general meeting of shareholders is presided over by the chairman. In the absence of the chairman, one of the other supervisory directors presides over the meeting.

Voting Rights

Under Dutch law, each share of common stock confers the right to cast one vote at the general meeting of shareholders. Each shareholder may cast as many votes as it holds shares. Pursuant to our articles of association, each share (whether common or preferred) will confer the right to cast one vote. The holders of our common stock and our Series A preferred stock vote together as a single class on matters presented to the shareholders. Resolutions by the general meeting of shareholders must be adopted by an absolute majority of votes cast, unless another standard of votes and / or a quorum is required by virtue of Dutch law or our articles of association. There is no required quorum under Dutch law for shareholder action at a properly convened shareholder meeting, except in specific instances prescribed by Dutch law or our articles of association.

Each shareholder has the right to participate in, address and exercise its right to vote at the general meeting of shareholders in person or by written proxy or by electronic means of communication, subject to certain conditions for the use of electronic means of voting set by or pursuant to the articles of association.

No votes may be cast at a general meeting of shareholders on the shares held by us or our subsidiaries. Nonetheless, the holders of a right of usufruct and the holders of a right of pledge in respect of the shares held by us or our subsidiaries in our capital stock are not excluded from the right to vote on such shares, if the right of usufruct or the right of pledge was granted prior to the time such shares were acquired by us or any of our subsidiaries. Neither we nor our subsidiaries may cast votes in respect of a share on which we or such subsidiary holds a right of usufruct or a right of pledge.

Under Dutch law, our management board is not required to set a record date for a general meeting to determine those shareholders that are entitled to vote at the general meeting. Our management board has selected to adopt a record date. Dutch law requires that the record date be on the 28th day prior to the date of the general meeting. Shareholders as of the record date shall be deemed entitled to attend and to vote at the general meeting. There is no specific provision in Dutch law relating to adjournment of the general meeting of shareholders.

Nomination Right

Pursuant to our amended and restated articles of association, our supervisory board consists of up to nine members. The Mosing family will have the right to recommend one director for nomination to the supervisory board for each 10% of our outstanding common stock they collectively beneficially own, up to a maximum of five directors. Our supervisory board will nominate the remaining directors.

Shareholder Vote on Certain Reorganizations

Under Dutch law, the approval of our general meeting of shareholders is required for any significant change in the identity of us or our business.

Appraisal Rights

Subject to certain exceptions, Dutch law does not recognize the concept of appraisal or dissenters’ rights.

Anti-Takeover Provisions

Under Dutch law, protective measures against takeovers are possible and permissible, within the boundaries set by Dutch law and Dutch case law.

The following resolutions and provisions of our articles of association may have the effect of making a takeover of our company more difficult or less attractive, including:

•	our management board, subject to the approval of our supervisory board, will be designated to issue shares and grant rights to subscribe for shares in the form of common or preferred stock, up to the amount of our authorized capital stock and to limit or exclude pre-emptive rights on shares, both for a period of five years from the August 13, 2013; and

•	shareholder action by written consent will not be permitted, thereby requiring all shareholder actions to be taken at a general meeting of shareholders.

As described above, we have adopted an anti-takeover measure providing our management board, subject to the approval of our supervisory board, with the ability to issue, without shareholder approval, preferred stock or to grant a foundation to be established the right to subscribe to preferred stock, up to a maximum equal to 100% of issued capital, other than such preferred stock, at the time of issue of the preferred stock. Preferred stock is a separate class of our equity securities. The price that will be due by the foundation for these preferred shares should equal their nominal value. It is permitted that a maximum of up to 75% of the nominal value of the shares shall be paid up upon our request. As voting rights in us relate to nominal value, and common stock tends to be issued or traded against an amount (potentially significantly) in excess of nominal value, preferred stock issued against nominal value or less will have significant relative voting power. The preferred stock can accordingly be used as a defensive measure. These shares would typically have both a liquidation and dividend preferred over the common stock and the Series A preferred stock and otherwise accrue cash dividends at a fixed rate. Our management board, subject to the approval of our supervisory board, is authorized by our shareholders to issue these shares in the future in order to protect us from influences that do not serve our best interests and that threaten to undermine our continuity, independence and identity. These influences may result from a third party acquiring a significant amount of our shares of common stock, the announcement of a public offer or other concentration of control or any other form of unreasonable pressure exercised on us to amend our strategic polices. If it is determined to issue the preferred stock to such a foundation, the foundation’s articles of association will provide that it shall endeavor to serve our best interests, our associated business and all parties connected to us, warding off as much as possible any influences that conflict with these interests and threaten to undermine our continuity, independence and identity. This foundation shall operate independently of us.

Subject to the limits of New York Stock Exchange (“NYSE”) listing rules, the preferred stock described above would vote together with the shares of common stock and the Series A preferred stock on matters submitted to shareholders for approval and have the same number of votes per share as the number of shares of common stock and the Series A preferred stock with a nominal value which in the aggregate equals the nominal value of such a preferred share. By issuing the preferred stock in the appropriate number, this antitakeover measure may result in the holders of such preferred stock having voting power equal to all issued shares of common stock and Series A preferred stock. This anti-takeover measure can be used to provide time for our management board and supervisory board to negotiate the terms of a possible transaction that is in the best interest of all our stakeholders. In the event of a hostile takeover bid, in general, our management board and supervisory board still have the duty to act in the interest of our company and all its stakeholders.

Inspection of Books and Records

The management board provides all information required by Dutch law at the general meeting of shareholders and makes the information available to individual shareholders at the office of the company with copies available upon request. The part of our shareholders’ register kept in The Netherlands is available for inspection by the shareholders.

Amendment of the Articles of Association

The general meeting of shareholders is able to effect an amendment of the articles of association only upon a proposal of our management board, which proposal shall be approved by our supervisory board. A proposal to amend the articles of association whereby any change would be made in the rights which vest in the holders of shares in a specific class in their capacity as such, shall require the prior approval of the meeting of the holders of the shares of that specific class.

Dissolution, Merger or Demerger

The general meeting of shareholders will only be able to effect a dissolution of the company. The liquidation of the company shall be carried out by the managing directors under the supervision of the supervisory board, if and to the extent the general meeting of shareholders has not appointed one or more other liquidators.

Under Dutch law, a resolution for a legal merger (juridische fusie) or legal demerger (juridische splitsing) is adopted in the same manner as a resolution to amend the articles of association. The general meeting of shareholders may, in accordance with the relevant merger proposal by the management board, adopt a resolution for a legal merger or legal demerger by an absolute majority of the votes cast, unless less than half of the issued capital stock is present or represented at the meeting, in which case a two-thirds majority is required.

Shareholder Suits

If a third party is liable to a Dutch company, under Dutch law generally shareholders do not have the right to bring an action on behalf of the company or bring an action on their own behalf to recover damages sustained as a result of a decrease in value, or loss of an increase in value, of their stock. Only in the event that the cause for the liability of such third party to the company also constitutes a tortious act directly against such shareholder and the damages sustained are permanent may that shareholder have an individual right of action against such third party on its own behalf to recover such damages. The Dutch Civil Code provides for the possibility to initiate such actions collectively. A foundation or an association whose objective, as stated in its articles of association, is to protect the rights of a group of persons having similar interests may institute a collective action. The collective action cannot result in an order for payment of monetary damages but may result in a declaratory judgment (verklaring voor recht), for example, declaring that a party has acted wrongfully or has breached fiduciary duty. The foundation or association and the defendant are permitted to reach (often on the basis of such declaratory judgment) a settlement, which provides for monetary compensation of damages. A designated Dutch court may declare the settlement agreement binding upon all the injured parties whereby an individual injured party will have the choice to opt-out within the term set by the court (at least three months). Such individual injured party may also individually institute a civil claim for damages within the aforementioned term.

Squeeze-Out

Under Dutch law, a shareholder who holds at least 95% of our issued capital for its own account may institute proceedings against the other shareholders jointly for the transfer of their shares to the shareholder. The proceedings are held before the Enterprise Division (Ondernemingskamer) of the Court of Appeal in Amsterdam, which may award the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will render an opinion to the

Enterprise Chamber on the value of the shares. The court shall disallow the proceedings against all other defendants if (i) notwithstanding compensation, a defendant would sustain serious tangible loss by the transfer; (ii) the defendant is the holder of a share in which a special right of control of the company is vested under the articles of association; or (iii) a claimant has, as against a defendant, renounced his power to institute such proceedings. Once the order for transfer has become final, the acquirer must give written notice of the price and the date on which and the place where the price is payable to the minority shareholders whose addresses are known to the acquirer. Unless all addresses are known to the acquirer, it must also publish the same in a daily newspaper with nationwide distribution.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our common stock trades on the NYSE under the symbol “FI.”

DESCRIPTION OF DEBT SECURITIES

The debt securities will be either our senior debt securities (“Senior Debt Securities”) or our subordinated debt securities (“Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”). The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate indentures between us and a trustee to be determined (the “Trustee”). Senior Debt Securities will be issued under a “Senior Indenture” and Subordinated Debt Securities will be issued under a “Subordinated Indenture.” Together, the Senior Indenture and the Subordinated Indenture are called “Indentures.”

The Debt Securities may be issued from time to time in one or more series. The particular terms of each series that are offered by a prospectus supplement will be described in the prospectus supplement.

We have summarized selected provisions of the Indentures below. The summary is not complete. The form of each Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and you should read the Indentures for provisions that may be important to you. Capitalized terms used in the summary have the meanings specified in the Indentures.

General

The Indentures will provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series. We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture. The Debt Securities will be our unsecured obligations. If the prospectus supplement so indicates, the Debt Securities will be convertible into our common stock or other securities.

The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt (as defined) as described in the prospectus supplement applicable to any Subordinated Debt Securities.

The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be issued will be offered for sale and will describe the following terms of such Debt Securities:

(1) the title of the Debt Securities;

(2) whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the related subordination terms;

(3) any limit on the aggregate principal amount of the Debt Securities;

(4) each date on which the principal of the Debt Securities will be payable;

(5) the interest rate that the Debt Securities will bear and the interest payment dates for the Debt Securities;

(6) each place where payments on the Debt Securities will be payable;

(7) any terms upon which the Debt Securities may be redeemed, in whole or in part, at our option;

(8) any sinking fund or other provisions that would obligate us to redeem or otherwise repurchase the Debt Securities;

(9) the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the maturity of the Debt Securities;

(10) whether the Debt Securities are defeasible;

(11) any addition to or change in the Events of Default;

(12) whether the Debt Securities are convertible into our common stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

(13) any addition to or change in the covenants in the Indenture applicable to the Debt Securities; and

(14) any other terms of the Debt Securities not inconsistent with the provisions of the applicable Indenture.

Debt Securities, including any Debt Securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof (“Original Issue Discount Securities”), may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Global Securities

Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of the Debt Securities they represent. Each global security will be registered in the name of a depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture.

Governing Law

The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York.

The Trustee

We will enter into the Indentures with a Trustee identified in the relevant prospectus supplement that is also qualified to act under the Trust Indenture Act of 1939, as amended, and with any other Trustee chosen by us and appointed in a supplemental indenture for a particular series of Debt Securities. We may maintain a banking relationship in the ordinary course of business with our Trustee and one or more of its affiliates.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any warrants that may be offered pursuant to this prospectus.

MATERIAL NETHERLANDS INCOME AND ESTATE TAX CONSIDERATIONS

The information given below is neither intended as tax advice nor purports to describe all of the tax considerations that may be relevant to a prospective holder of common stock. All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this discussion, unless otherwise noted, are the opinions of Van Campen Liem (Liem & Partners N.V.) and are based on the accuracy of representations made by us. Prospective holders of common stock are advised to consult their tax counsel with respect to the tax consequences of acquiring, holding and/or disposing of common stock.

Introduction

This discussion solely addresses the material Dutch tax consequences of the acquisition, ownership and disposal of common stock. It does not consider every aspect of taxation that may be relevant to a particular holder of common stock under special circumstances or who is subject to special treatment under applicable law. Where in this discussion English terms and expressions are used to refer to Dutch concepts, the meaning to be attributed to such terms and expressions shall be the meaning to be attributed to the equivalent Dutch concepts under Dutch tax law.

This discussion does not address the tax consequences of a holder of common stock who is an individual, either resident or non-resident in The Netherlands, and who has a substantial interest (in Dutch: “aanmerkelijk belang”) in us within the meaning of the Dutch Income Tax Act 2001 (in Dutch: “Wet inkomstenbelasting 2001”). Generally, if a person holds an interest in us, such interest forms part of a substantial interest, or a deemed substantial interest, in us if any or more of the following circumstances is present:

1.	If such a person, either alone or, in the case of an individual, together with his/her partner (in Dutch: “partner”) within the meaning article 5a of the Dutch General Tax Act (in Dutch: “Algemene wet inzake rijksbelastingen”) in combination with article 1.2 of the Dutch Income Tax Act, if any, or pursuant to article 2.14a of the Dutch Income Tax Act 2001 owns or is deemed to own, directly or indirectly, either a number of shares in us representing five per cent or more of our total issued and outstanding capital (or the issued and outstanding capital of any class of our shares), or rights to acquire, directly or indirectly, shares, whether or not already issued, representing five per cent or more of our total issued and outstanding capital (or the issued and outstanding capital of any class of our shares), or profit participating certificates (in Dutch: “winstbewijzen”), relating to five per cent or more of our annual profit or to five per cent of our liquidation proceeds.

2.	If such a person holds or is deemed to hold shares, profit participating certificates or rights to acquire shares in us as a deemed substantial interest following the application of a non-recognition provision.

3.	If the partner of the holder of common stock or any of the relatives by blood or by marriage in the direct line (including foster-children) or of those of the partner of the holder of common stock has a substantial interest (as described under 1 and 2 above) in us.

For purposes of Dutch personal income tax and corporate income tax, common stock legally owned by a third party, such as a trustee, foundation or similar entity or arrangement, may under certain circumstances have to be allocated to the (deemed) settler, grantor or similar organisor (“Settlor”) or, upon the death of the Settlor, his/her beneficiaries in proportion to their entitlement to the estate of the Settlor of such trust or similar arrangement.

This discussion does not address the tax consequences of holders of common stock receiving income or realizing capital gains in their capacity as future, present or past employee (in Dutch: “werknemer”) or member of a management board (in Dutch: “bestuurder”), or supervisory director (in Dutch: “commissaris”).

This discussion is based on the tax laws and principles (unpublished case law not included) in The Netherlands as in effect on the date of this Prospectus, which are subject to changes that could prospectively or retrospectively affect the stated tax consequences. Where in this discussion the terms “The Netherlands” and “Dutch” are used, these refer solely to the European part of the Kingdom of The Netherlands.

Dividend Withholding Tax

General

We are generally required to withhold Dutch dividend withholding tax at a rate of 15% from dividends distributed by us.

The concept dividends “distributed by us” as used in this section includes, but is not limited to, the following:

(a)	distributions is cash or in kind, deemed and constructive distributions and repayments of paid-in capital which is not recognized for Dutch dividend withholding tax purposes;

(b)	liquidation proceeds, proceeds of redemption of common stock or, as a rule consideration for the repurchase of common stock by us in excess of the average paid-in capital recognized for Dutch dividend withholding tax purposes;

(c)	the par value of the common stock issued to a holder of common stock or an increase of the par value of common stock, to the extent that it does not appear that a contribution, recognized for Dutch dividend withholding tax purposes, has been made or will be made; and

(d)	partial repayment of capital, which is recognized as paid-in for Dutch dividend withholding tax purposes, if and to the extent that there are net profits (in Dutch: “zuivere winst”), unless (a) the general meeting of shareholders has resolved in advance to make such repayment and (b) the par value of the shares concerned has been reduced by an equal amount by way of an amendment to our articles of association.

Holders of Common Stock Resident in The Netherlands

A Dutch resident individual (other than a non-Dutch resident individual who has elected to be treated as a resident of The Netherlands for Dutch income tax purposes) or a Dutch resident corporate entity, can generally credit Dutch dividend withholding tax against his/her/its Dutch income tax or his/her/its Dutch corporate income tax liability, as applicable, and is generally entitled to a refund in the form of a negative assessment of Dutch income tax or Dutch corporate income tax, as applicable, insofar such dividend withholding tax, together with any other creditable domestic and/or foreign taxes, exceeds his/her/its aggregate Dutch income tax or Dutch corporate income tax liability, respectively.

If and to the extent that such holder of common stock is eligible for the application of the participation exemption with respect to the common stock, dividends distributed by us are in principle exempt from Dutch dividend withholding tax.

An exemption from Dutch dividend withholding tax and/or the availability of a credit or refund of Dutch dividend withholding tax withheld shall only apply if the holder of common stock is the beneficial owner (in Dutch: “uiteindelijk gerechtigde”) of dividend distributed by us. A recipient is not considered the beneficial owner of the dividend if, as a consequence of a combination of transactions,

(i)	a person (other than the holder of a dividend coupon), directly or indirectly, partly or wholly benefits from the dividends;

(ii)	such person directly or indirectly retains or acquires a comparable interest in the common stock; and

(iii)	such person is entitled to a less favourable exemption, reduction, refund or credit of dividend withholding tax than the recipient of the dividend distribution.

The term “combination of transactions” includes transactions that have been entered into in anonymity of a regulated stock market, the sole acquisition of one or more dividend coupons and the establishment of short-term rights or the common stock (e.g. usufruct).

An individual who is not resident or deemed to be resident in The Netherlands, that has elected to be treated as a resident of The Netherlands for Dutch income tax purposes, may be eligible for relief from Dutch dividend withholding tax on the same conditions as an individual who is a non-resident holder of common stock, as discussed below.

With effect from 1 January 2015, the option for non-resident individuals to be treated as resident taxpayers will be abolished. Instead, the concept of “qualifying non-resident taxpayers”, i.e. taxpayers who are resident of the European Economic Area, Switzerland, Bonaire, Saint Eustatius or Saba and whose worldwide income is taxed for 90% or more in the Netherlands, will be introduced. Provided that such taxpayers submit an income statement issued by the tax authorities in their country or residence, they will be taxed as residents on their Netherlands-source income, and can no longer elect to be taxed as such.

Holders of Common Stock Resident Outside The Netherlands

A non-resident holder of common stock, which is resident in the non-European part of the Kingdom of The Netherlands or in a country that has concluded a tax treaty with The Netherlands, may be eligible for a full or partial relief from Dutch dividend withholding tax, provided such relief is timely and duly claimed. Pursuant to domestic rules to avoid dividend stripping, Dutch dividend withholding tax relief will only be available to the non-resident holder of common stock if he/she/it is the beneficial owner of the dividends distributed by us. The Dutch tax authorities have taken the position that this beneficial ownership test can also be applied to deny relief from Dutch dividend withholding tax under tax treaties and the Tax Arrangement for the Kingdom (in Dutch: “Belastingregeling voor het Koninkrijk”).

In addition, a non-resident holder of common stock that is not an individual, is entitled to an exemption from Dutch dividend withholding tax, provided that each of the following tests are satisfied:

1.	the non-resident holder of common stock is, according to the tax law of a Member State of the European Union or a state designated by a ministerial decree, that is a party to the Agreement regarding the European Economic Area, resident there and it is not transparent for tax purposes according to the tax law of such state;

2.	anyone or more of the following threshold conditions are satisfied:

a.	at the time the dividend is distributed by us, the non-resident holder of common stock holds shares representing at least five per cent of our nominal paid-up capital; or

b.	the non-resident holder of common stock has held shares representing at least five per cent of our nominal paid-up capital for a continuous period of more than one year at any time during four years preceding the time the dividend is distributed by us; or

c.	the non-resident holder of common stock is connected with us within the meaning of article 10a, paragraph 4 of the Dutch Corporate Income Tax Act 1969 (in Dutch: “Wet op de Vennootschapsbelasting 1969”); or

d.	an entity connected with the non-resident holder of common stock within the meaning of article 10a, paragraph 4 of the Dutch Corporate Income Tax Act 1969 holds at the time of the dividends distributed by us, shares representing at least five per cent of our nominal paid-up capital;

3.	the non-resident holder of common stock is not considered to be resident outside the Member States of the European Union or the states designated by ministerial decree, that are party to the Agreement regarding the European Economic Area, under the terms of a tax treaty concluded with a third state; and

4.	the non-resident holder of common stock does not perform a similar function as an investment institution (in Dutch: “beleggingsinstelling”) as meant by article 6a or article 28 of the Dutch Corporate Income Tax Act 1969.

The exemption from Dutch dividend withholding tax is not available to a non-resident holder of common stock if pursuant to a provision for the prevention of fraud or abuse included in a tax treaty between The Netherlands and the country of residence of the non-resident holder of common stock, the non-resident holder of common stock is not entitled to the reduction of Dutch tax on dividends provided for by such treaty. Furthermore, the exemption from Dutch dividend withholding tax will only be available if the non-resident holder of common stock is the beneficial owner (as described above) of dividends distributed by us. A non-resident holder of common stock which is resident in a Member State of the European Union with which The Netherlands has concluded a tax treaty that provides for a reduction of Dutch tax on dividends based on the ownership of the number of voting rights, the test under 2.a. above is also satisfied if the non-resident holder of common stock owns at least five per cent of the voting rights in us.

A non-resident holder of common stock which is subject to Dutch income tax or Dutch corporate income tax in respect of any benefits derived or deemed to be derived from common stock, including any capital gain realized on the disposal thereof, can generally credit Dutch dividend withholding tax against its Dutch income tax or its Dutch corporate income tax liability, as applicable, and is generally entitled to a refund pursuant to a negative tax assessment if and to the extent the Dutch dividend withholding tax, together with any other creditable domestic and/or foreign taxes, exceeds its aggregate Dutch income tax or its aggregate Dutch corporate income tax liability, respectively.

Taxes on Income and Capital Gains

Resident Holders of Common Stock

Individuals

A holder of common stock, who is an individual resident or deemed to be resident in The Netherlands, or who has elected to be taxed as a resident of The Netherlands for Dutch personal income tax purposes, will be subject to regular Dutch personal income tax at progressive rates (up to a maximum rate of 52%) under the Dutch Income Tax Act 2001 on the income derived from the common stock and gains realized upon the redemption of the common stock if:

(a)	the individual is an entrepreneur (In Dutch: “ondernemer”) and has an enterprise to which the common stock are attributable or the individual is, other than as shareholder, co-entitled to the net worth of an enterprise (in Dutch: “medegerechtigde”), to which enterprise the common stock are attributable; or

(b)	such income or gain forms “a benefit from miscellaneous activities” (in Dutch: “resultaat uit overige werkzaamheden”), which, for instance, would be the case if the activities with respect to the common stock exceed “regular active portfolio management” (in Dutch: “normal actief vermogensbeheer”) or if the income and gains are derived from the holding, whether directly or indirectly, of (a combination of) shares, debt claims or other rights (together a lucrative interest, in Dutch “lucratief belang”) that the holder thereof has acquired under certain circumstances based on which such income and gains are intended to be a remuneration for work or services performed by such holder (or a related person) in The Netherlands, whether within or outside an employment relation, where such lucrative interest provided the holder thereof, economically speaking, with certain benefits that have a relation to the relevant work or services.

If neither condition (a) or (b) applies, and the individual that holds the common stock does not hold a substantial interest (as discussed above), he/she must determine his/her taxable income with regard to the common stock on the basis of a deemed return on income from savings and investments (in Dutch: “sparen en beleggen”), rather than on the basis of income actually received or gains actually realized. This deemed return on income from savings and investments has been fixed at a rate of 4% of the individual’s yield basis (in Dutch: “rendementsgrondslag”) at the beginning of the calendar year, insofar as the individual’s yield basis exceeds a certain threshold. The individual’s yield basis is determined as the fair market value of certain qualifying assets held by the individual less the fair market value of certain qualifying liabilities at the beginning of the calendar year.

With effect from 1 January 2015, the option for non-resident individuals to be treated as resident taxpayers will be abolished. Instead, the concept of “qualifying non-resident taxpayers”, i.e. taxpayers who are resident of the European Economic Area, Switzerland, Bonaire, Saint Eustatius or Saba and whose worldwide income is taxed for 90% or more in the Netherlands, will be introduced. Provided that such taxpayers submit an income statement issued by the tax authorities in their country or residence, they will be taxed as residents on their Netherlands-source income, and can no longer elect to be taxed as such.

Corporate Entities

A holder of shares that is resident or deemed to be resident in The Netherlands for Dutch corporate income tax purposes, and that is:

(i)	a corporation;

(ii)	another entity with a capital divided into shares;

(iii)	a cooperative (association); or

(iv)	another legal entity that has an enterprise or an interest in an enterprise to which the common stock are attributable,

but which is not,

(v)	a qualifying pension fund;

(vi)	a qualifying investment fund (under article 6a or 28 of the Dutch Corporate Income Tax Act); or

(vii)	another entity exempt from corporate income tax,

will, in general, be subject to regular Dutch corporate income tax, levied at a rate of 25% (20% over profits up to €200,000) over income derived from the common stock and gains realized upon acquisition, redemption and disposal of common stock.

If and to the extent that such holder of common stock is eligible for the application of the participation exemption with respect to the common stock, income derived from the common stock and gains and losses (with the exception of liquidation losses under strict conditions) realized on the common stock may be exempt from Dutch corporate income tax.

Non-resident Holders of Common Stock

Individuals

A holder of common stock, who is an individual not resident or deemed to be resident in The Netherlands, and who has not elected to be taxed as a resident of The Netherlands for Dutch income tax purposes, will not be subject to any Dutch taxes on income or capital gains in respect of dividends distributed by us or in respect of any gain realized on the disposal of common stock (other than dividend withholding tax as described above), unless:

(a)	such holder has an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands and to which enterprise or part of an enterprise, as the case may be, the common stock are attributable; and/or

(b)

such income or gain forms “a benefit from miscellaneous activities” (in Dutch: “resultaat uit overige werkzaamheden”) which, for instance, would be the case if the activities with respect to the common stock exceed “regular active portfolio management” in The Netherlands or if the income and gains are derived from the holding, whether directly or indirectly, of (a combination of) shares, debt claims or other rights (together a lucrative interest, in Dutch “lucratief belang”) that the holder thereof has acquired under certain circumstances based on which such income and gains are intended to be a remuneration for work or services performed by such holder (or a related person) in The Netherlands, whether within or outside an employment relation, where such lucrative interest provided the holder thereof, economically speaking, with certain benefits that have a relation to the relevant work or services.

If either of the abovementioned conditions (a) or (b) applies, the income or gains in respect of dividends distributed by us or in respect of any capital gain realized on the disposal of common stock will in general be subject to Dutch personal income tax at the progressive rates up to 52%.

With effect from 1 January 2015, the option for non-resident individuals to be treated as resident taxpayers will be abolished. Instead, the concept of “qualifying non-resident taxpayers”, i.e. taxpayers who are resident of the European Economic Area, Switzerland, Bonaire, Saint Eustatius or Saba and whose worldwide income is taxed for 90% or more in the Netherlands, will be introduced. Provided that such taxpayers submit an income statement issued by the tax authorities in their country or residence, they will be taxed as residents on their Netherlands-source income, and can no longer elect to be taxed as such.

Corporate Entities

A holder of shares that is a legal entity, another entity with a capital divided into shares, an association, a foundation or a trust, not resident or deemed to be resident in The Netherlands for Dutch corporate income tax purposes, will not be subject to any Dutch taxes on income or capital gains in respect of dividends distributed by us or in respect of any gain realized on the disposal of common stock (other than dividend withholding tax as described above), except if:

(1)	such holder has an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands and to which enterprise or part of an enterprise, as the case may be, the common stock are attributable;

(2)	such holder has a substantial interest or a deemed substantial interest in us within the meaning of Chapter 4 of the Dutch Income Tax Act 2001, that (i) is held with the avoidance of income tax or dividend withholding tax as (one of) the main purpose(s) and (ii) does not form part of the assets of an enterprise; or

(3)	such holder is an entity resident of Aruba, Curaçao or Saint Martin with a permanent establishment or permanent representative in Bonaire, Saint Eustatius or Saba to which such income or gain is attributable, and the permanent establishment or permanent representative would be deemed to be resident of the Netherlands for Dutch corporate income tax purposes (i) had the permanent establishment been a corporate entity (in Dutch: “lichaam”), or (ii) had the activities of the permanent representative been conducted by a corporate entity, respectively.

If one of the abovementioned conditions applies, income derived from the common stock and gains realized on the common stock will, in general, be subject to regular corporate income tax levied at a rate of 25% (20% over profits up to €200,000), except that a holder referred to under (2) above will generally be subject to an effective corporate income tax rate of 15% on dividend income only if it holds the substantial interest in us only with the purpose of avoiding dividend withholding tax and not with (one of) the main purposes to avoid income tax.

Gift or Inheritance Taxes

If you dispose of common stock by way of gift, in form or in substance, or if you die, no Dutch gift or Dutch inheritance tax, as applicable, will be due, unless:

(i)	you are, or you were, resident or deemed to be resident in The Netherlands for purposes of Dutch gift tax or Dutch inheritance tax, as applicable; or

(ii)	in the case of a gift of common stock by an individual who at the date of the gift was neither resident nor deemed to be resident in The Netherlands (i) such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident in The Netherlands; or (ii) the gift of common stock is made under a condition precedent and the holder of these shares is resident, or is deemed to be resident, in The Netherlands at the time the condition is fulfilled.

For purposes of the above, a gift of common stock made under a condition precedent (In Dutch: “opschortende voorwaarde”) is deemed to be made at the time the condition precedent is satisfied.

For purposes of Dutch gift, or inheritance taxes, an individual not holding the Dutch nationality will be deemed to be resident in The Netherlands, inter alia, if he or she has been resident in The Netherlands at any time during the ten years preceding the date of the gift or his or her death. Additionally, for purposes of Dutch gift tax, an individual not holding the Dutch nationality will be deemed to be resident in The Netherlands if he or she has been resident in The Netherlands at any time during the twelve months preceding the date of the gift. Applicable tax treaties may override deemed residency in The Netherlands.

Value Added Tax

In general, no Dutch value added tax will arise in respect of payments in consideration for the issue of the common stock or in respect of a cash payment made under the common stock, or in respect of the transfer of the common stock.

Other Taxes and Duties

No Dutch registration tax, capital tax, custom duty, transfer tax, stamp duty or any other similar tax or duty, other than court fees, will be payable in The Netherlands in respect of or in connection with the subscription, issue, placement, allotment, delivery or transfer of common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations applicable to the purchase, ownership and disposition of our common stock by U.S. Holders (as defined below) (i) who are residents of the United States for purposes of the U.S.-Netherlands Income Tax Convention (the “U.S.-Netherlands Tax Treaty”), (ii) whose common stock is not, for purposes of the U.S.-Netherlands Tax Treaty, effectively connected with a permanent establishment in The Netherlands and (iii) who otherwise qualify for the full benefits of the U.S.-Netherlands Tax Treaty. No rulings have been or will be sought from the Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax issues discussed in this section, however, and as a result, there can be no assurance that the IRS will not successfully challenge the conclusions reached in this section. All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this discussion, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us. This discussion is not exhaustive of all possible U.S. federal income tax considerations applicable to ownership of our common stock.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder, IRS rulings and official pronouncements, judicial decisions and the U.S.-Netherlands Tax Treaty, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, or different interpretations, which could affect the accuracy of the statements and conclusions set forth below. FINV undertakes no obligation to update or otherwise revise this discussion.

This discussion applies only to U.S. Holders (as defined below) that hold our common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any U.S. federal estate and gift or alternative minimum tax consequences, U.S. state or local, or non-U.S. tax consequences to any particular investor, or the tax consequences to persons subject to special treatment under U.S. federal income tax laws, such as:

•	banks and certain other financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	dealers or traders in securities or currencies;

•	brokers;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	tax-exempt or governmental organizations, retirement plans, individual retirement accounts and other tax-deferred accounts;

•	persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	persons who own, actually or under applicable constructive ownership rules, 10% or more of our common stock; or

•	persons who are former citizens or former long-term residents of the United States (U.S. expatriates).

As used in this discussion, a “U.S. Holder” is any beneficial owner of our common stock that is for U.S. federal income tax purposes:

•	a individual who is a citizen or resident of the United States (as determined under U.S. federal income tax rules);

•	a corporation (including an entity classified as an association subject to tax as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in place to be treated as a United States person for U.S. federal income tax purposes.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership (including entities treated as partnerships for U.S. federal income tax purposes) considering the purchase of our common stock should consult its own tax advisors regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our common stock by the partnership.

Taxation of Distributions from FINV

Subject to the passive foreign investment company (“PFIC”) rules discussed below, the gross amount (i.e., before Dutch withholding tax) of distributions paid by FINV to a U.S. Holder with respect to our common stock generally will be treated as a dividend to the extent paid out of FINV’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividend generally will be includible in a U.S. Holder’s gross income in accordance with the U.S. Holder’s method of accounting. U.S. Holders that are corporations will not be entitled to claim a dividends-received deduction with respect to dividends they receive from FINV because FINV is not a U.S. corporation. Dividends received with respect to common stock generally will be treated as foreign-source “passive category income” for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes. However, as described below in “— Foreign Tax Credit Limitations,” all or a portion of such dividends could be treated as U.S.-source income.

Dividends to a U.S. Holder in excess of FINV’s earnings and profits will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in our common stock and will reduce (but not below zero) such basis (thereby increasing the amount of gain or decreasing the amount of loss that a U.S. Holder would recognize on a subsequent disposition of our common stock). A distribution in excess of earnings and profits and the U.S. Holder’s tax basis in our common stock will be treated as gain from the sale or exchange of such common stock, the consequences of which are described below under “— Taxation of Sale, Exchange or Other Taxable Disposition of Common Stock.” FINV intends to calculate its earnings and profits under U.S. federal income tax principles, so that U.S. Holders can determine the portion of distributions on our common stock that will be treated as a dividend.

Dividends received from FINV by a U.S. Holder who is an individual, trust or estate (a “U.S. Individual Holder”) generally will be treated as “qualified dividend income” currently taxable to such U.S. Individual Holder at preferential capital gain tax rates provided that (i) FINV is a “qualified foreign corporation”; (ii) FINV is not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which management of FINV does not believe FINV is, has been or will be, as discussed below under “— PFIC Status and Significant Tax Consequences”); (iii) the U.S. Individual Holder has owned its shares of our common stock for more than 60 days during the 121-day period beginning 60 days before the date on which the common stock become ex-dividend (and has not entered into certain risk limiting transactions with respect to such common stock); and (iv) the U.S. Individual Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. A foreign corporation is treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that our common stock, which is listed on the NYSE, is considered to be readily tradable on an established securities market in the United States as a result of such listing. There can be no assurance that our common stock will be considered readily tradable on an established securities market in later years.

There is no assurance that any dividends paid on our common stock will be eligible for taxation at preferential capital gains tax rates in the hands of a U.S. Individual Holder, and any dividends paid on common stock that are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Individual Holder. U.S. Individual Holders should consult their tax advisors regarding the availability of the preferential rates applicable to qualified dividend income for any dividends FINV pays with respect to our common stock.

Taxation of Sale, Exchange or Other Taxable Disposition of Common Stock

Subject to the PFIC rules discussed below, upon the sale, exchange or other taxable disposition of a share of our common stock, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or other disposition and such U.S. Holder’s adjusted tax basis in the share. The U.S. Holder’s adjusted tax basis in the share of common stock will generally equal the cost of such share, reduced by any dividends treated as a tax-free return of capital as discussed above under “— Taxation of Dividends from FINV”. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the share of common stock exceeds one year on the date of the sale or disposition. Certain U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to limitations. Such capital gain or loss generally will be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes.

PFIC Status and Significant Tax Consequences

In general, a non-U.S. corporation is a PFIC for any taxable year in which either:

•	at least 75% of its gross income (including its proportionate share of the gross income of any other corporation in which it owns, directly or indirectly, 25% or more (by value) of such corporation’s stock) for such taxable year consists of certain types of passive income (e.g., dividends, interest, capital gains, royalties and, the excess of gains over losses from sales of commodities); or

•	at least 50% of the average value of its assets (including its proportionate share of the assets of any other corporation in which it owns, directly or indirectly, 25% or more (by value) of such corporation’s stock) is attributable to assets that produce, or are held for the production of, passive income.

If FINV were to be treated as a PFIC for any taxable year, a U.S. Holder generally would be subject to adverse rules resulting in increased tax liability with respect to (1) any excess distribution (i.e., the portion of any dividends received by the U.S. Holder on its shares of our common stock in a taxable year in excess of 125% of the average annual dividends received by the U.S. Holder in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for its shares of our common stock), and (2) any gain realized on the sale, exchange or other disposition of its shares of our common stock. In addition, the U.S. Holder would be required to file an annual report with the IRS.

Under the special rules applicable to PFICs:

•	any excess distribution (as described above) or gain would be allocated ratably over the U.S. Holder’s aggregate holding period for common stock;

•	the amount allocated to the current taxable year and any taxable year prior to the taxable year FINV was first treated as a PFIC with respect to the U.S. Holder would be taxed as ordinary income; and

•	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayers for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

Certain elections may be available to mitigate the tax consequences of PFIC status.

Based on estimates of FINV’s gross income, the nature and value of its assets, the manner in which it conducts its business, and the expectation for the manner in which such business will be conducted in the future, FINV does not believe it is a PFIC, and it does not expect to become a PFIC in the future. However, no assurance can be given that FINV’s manner of operation, or the composition of its income or assets, will not change in the future. Consequently, no assurance can be given that FINV will not be a PFIC in the future.

If FINV were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules if the U.S. Holder were to make an election to treat FINV as a “Qualified Electing Fund” or were to make a “mark-to-market” election with respect to our common stock.

The PFIC rules are very complex and are not described completely herein. U.S. Holders are urged to consult their own tax advisors regarding the PFIC rules.

Foreign Tax Credit Limitations

U.S. Holders may be subject to Dutch withholding tax on distributions paid with respect to our common stock. Subject to certain conditions and limitations, including any applicable foreign tax credit limitations, such withholding taxes may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability. If it is determined that U.S. persons own 50% or more of our common stock, then for purposes of computing a U.S. Holder’s foreign tax credit limitation, at least a portion of the dividends paid with respect to our common stock may be U.S.-source income if more than a de minimis amount of FINV’s earnings and profits out of which the dividends are paid is from sources within the United States. A U.S. Holder may be unable to determine what portion of a dividend from FINV is treated as foreign-source income for foreign tax credit purposes. To the extent that a U.S. Holder is unable to establish that all or any portion of a dividend from FINV is foreign-source income, the value of any potential foreign tax credit attributable to foreign withholding taxes on FINV’s dividends could be limited. In addition, foreign taxes may not be eligible for credit to the extent they could have been reduced pursuant to the U.S.-Netherlands Tax Treaty.

To the extent that distributions paid with respect to our common stock are in excess of FINV’s current and accumulated earnings and profits and in excess of a U.S. Holder’s tax basis in its shares of our common stock, such distributions are treated as gain from the sale or disposition of our common stock. Consequently, such distributions would generally not give rise to foreign source income. Any Dutch withholding tax imposed on such distributions would generally not qualify for the foreign tax credit unless such credit could be applied (subject to applicable limitations) against U.S. federal income tax due on other foreign source income in the appropriate category for foreign tax credit purposes.

The rules governing foreign tax credits are complex and are not described completely herein. U.S. Holders are urged to consult their own tax advisors regarding the availability of foreign tax credits in their particular circumstances.

3.8% Medicare Tax on Unearned Income

Certain U.S. Holders that are individuals, trusts or estates will be subject to an additional 3.8% Medicare tax on unearned income, which generally will include dividends received and gain recognized with respect to our common stock. For U.S. Individual Holders, the additional Medicare tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals a holder’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents and capital gains. U.S. Holders are urged to consult their own tax advisors regarding the implications of this additional Medicare tax to their particular circumstances.

Information Reporting and Backup Withholding

Distributions paid with respect to our common stock and proceeds from a sale, exchange or redemption of our common stock made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or that is a corporation or entity that is otherwise exempt from backup withholding. U.S. Holders who are exempt from backup withholding should still complete IRS Form W-9 to avoid possible erroneous backup withholding. U.S. Holders of our common stock should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against such holder’s U.S. federal income tax liability, and such holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

A U.S. Holder that purchases common stock from FINV generally will be required to file Form 926 with the IRS with respect to such purchase if the amount of cash paid by the holder to FINV exceeds $100,000. For purposes of determining the total dollar value of our common stock purchased by a U.S. Holder, common stock purchased by certain related parties (including family members) are included. Substantial penalties may be imposed upon a U.S. Holder who fails to comply with this reporting obligation. Each U.S. Holder should consult its own tax advisor as to the possible obligation to file IRS Form 926.

In addition, individual citizens or residents of the United States who hold certain “specified foreign financial assets” that exceed certain thresholds (the lowest being holding specified foreign financial assets with an aggregate value in excess of: (1) $50,000 on the last day of the tax year, or (2) $75,000 at any time during the tax year) are required to report information relating to such assets unless those assets are held in an account at a financial institution. Under certain circumstances, an entity may be treated as an individual for purposes of these rules. The definition of “specified foreign financial assets” includes stocks and securities issued by non-U.S. persons and interests in foreign entities. Accordingly, U.S. Individual Holders may be subject to these reporting requirements and may be required to file IRS Form 8938 (Statement of Specified Foreign Financial Assets) unless their shares of our common stock are held in an account at a financial institution. Significant penalties may apply for failure to satisfy the reporting obligations described above. U.S. Holders should consult with their own tax advisors regarding their reporting obligations, if any, as a result of their purchase, ownership or disposition of our common stock.

THE DISCUSSION ABOVE DOES NOT COVER ALL TAX MATTERS THAT MAY BE IMPORTANT TO YOU. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Tax Consequences of Ownership of Debt Securities

A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth on the prospectus supplement relating to the offering of debt securities.

PLAN OF DISTRIBUTION

We or any selling shareholder may sell the securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers, (3) through agents or (4) using a combination of any of these methods. Any prospectus supplement will set forth some or all of the following information:

•	the terms of the offering, including whether the securities are being sold by us or a selling shareholder;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from us;

•	the net proceeds we will receive from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	the initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; or

•	any commissions paid to agents.

Sale through Underwriters or Dealers

If underwriters are used in the sale of the securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in a prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the securities if they purchase any of them. The underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. The underwriters may change from time to time the public offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If dealers are used in the sale of securities, we, a selling shareholder or an underwriter may sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of these securities. We will include in a prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We or any selling shareholder may sell the securities directly. In that event, no underwriters or agents would be involved. We or any selling shareholder may also sell the securities through agents we designate from time to time. In addition, we or any selling shareholder may offer securities through at-the-market transactions. In the prospectus supplement, we will name any agent involved in the offer or sale of the securities, and we will describe any commissions payable by us to the agent.

We or any selling shareholder may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in a prospectus supplement, we or any selling shareholder may authorize agents, underwriters or dealers to solicit offers from selected types of institutions to purchase securities from us or any selling shareholder at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. Any prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We or any selling shareholder may have agreements with firms, agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the firms, agents, dealers or underwriters may be required to make. Such firms, agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

Each series of securities will be a new issue, and other than our common stock, which is listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a liquid trading market for any of our securities will develop.

SELLING SHAREHOLDERS

Information about selling shareholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that is incorporated by reference herein.

LEGAL MATTERS

Unless otherwise indicated in an applicable prospectus supplement, the validity of the debt securities, certain legal matters relating to United States law and certain matters relating to United States federal income taxation will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Unless otherwise indicated in an applicable prospectus supplement, the validity of the common stock and warrants being offered by this prospectus and other legal matters concerning this offering relating to Dutch law will be passed upon for us by Van Campen Liem, Amsterdam, The Netherlands. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Frank’s International N.V. incorporated herein by reference to the Annual Report on Form 10-K for the year ended December 31, 2013, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses of this offering (all of which are to be paid by the registrant) are estimated to be as follows:

Securities and Exchange Commission registration fee	$	*
Legal fees and expenses		**
Accounting fees and expenses		**
Trustee fees and expenses		**
Printing expenses		**
Miscellaneous		**

Total	$	**

*	In accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended, the registrant is deferring payment of all of the registration fee.
**	These fees are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our amended and restated articles of association provide that we will, to the full extent permitted by the law of The Netherlands, as amended from time to time, indemnify, and advance expenses to, each of its now acting and former management board and supervisory board members, officers, employees and agents, whenever any such person is made a party, or threatened to be made a party, in any action, suit or proceeding by reason of his service with us. The articles of association also provide that we may purchase and maintain directors’ and officers’ liability insurance.

We have also entered into individual indemnification agreements with each of our directors and certain executive officers. The agreements provide, to the fullest extent permitted by our amended and restated articles of association and the law of The Netherlands, that we will indemnify the directors and executive officers against any and all liabilities, claims, judgments, fines, penalties, interest and expenses, including attorneys’ fees, incurred in connection with any expected, threatened, pending or completed action, investigation or other proceeding, whether civil, criminal or administrative, involving a director or an executive officer by reason of his position as director or officer.

ITEM 16.	EXHIBITS

Exhibit Number	Description

1.1**	Form of Underwriting Agreement.

3.1*	Deed of Amendment to Articles of Association of Frank’s International N.V., dated May 14, 2014 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-36053), filed on May 16, 2014).

4.1*	Form of Senior Debt Securities (included in Exhibit 4.4 hereto).

4.2*	Form of Subordinated Debt Securities (included in Exhibit 4.5 hereto).

4.3**	Form of Warrant Agreement.

Exhibit Number	Description

4.4*	Form of Senior Debt Indenture.

4.5*	Form of Subordinated Debt Indenture.

5.1*	Opinion of Van Campen Liem (Liem & Partners N.V.).

5.2*	Opinion of Vinson & Elkins L.L.P.

8.1*	Opinion of Van Campen Liem (Liem & Partners N.V.) regarding material Netherlands tax matters.

8.2*	Opinion of Vinson & Elkins L.L.P. regarding material U.S. tax matters.

12.1*	Computation of Ratio of Earnings to Fixed Charges.

23.1*	Consent of Van Campen Liem (Liem & Partners N.V.) (included as part of Exhibits 5.1 and 8.1 hereto).

23.2*	Consent of Vinson & Elkins L.L.P. (included as part of Exhibits 5.2 and 8.2 hereto).

23.3*	Consent of PricewaterhouseCoopers LLP.

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

25.1***	Form T-1 Statement of Eligibility and Qualification respecting the Senior Indenture.

25.2***	Form T-1 Statement of Eligibility and Qualification respecting the Subordinated Indenture.

*	Filed herewith.
**	To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with the issuance of the securities.
***	To be filed in accordance with the requirements of Section 305(b)(2) of the Trust Indenture Act of 1939 and Rule 5b-3 thereunder.

ITEM 17.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately before such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the

Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 25, 2014.

FRANK’S INTERNATIONAL N.V.

By:	/s/ D. Keith Mosing
D. Keith Mosing
Chairman of the Supervisory Board, Director,
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints D. Keith Mosing, John W. Sinders and Victor C. Szabo, and each of them, any of whom may act without joinder of any other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and to file any or all amendments to this registration statement, including post-effective amendments to this registration statement, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, power and authority to perform any other act on behalf of the undersigned required to be done in connection therewith.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons in the capacities indicated below on November 25, 2014.

Name	Title

/s/ D. Keith Mosing D. Keith Mosing	Chairman of the Supervisory Board, Director, Chief Executive Officer and President (Principal Executive Officer)

/s/ John W. Sinders John W. Sinders	Executive Vice President, Administration and Interim Chief Financial Officer (Principal Financial Officer)

/s/ Victor C. Szabo Victor C. Szabo	Chief Accounting Officer (Principal Accounting Officer)

/s/ Kirkland D. Mosing Kirkland D. Mosing	Supervisory Director

/s/ Steven B. Mosing Steven B. Mosing	Supervisory Director

/s/ Sheldon R. Erikson Sheldon R. Erikson	Supervisory Director

Name	Title

/s/ Michael C. Kearney Michael C. Kearney	Supervisory Director

/s/ Gary P. Luquette Gary P. Luquette	Supervisory Director

Exhibit Number	Description

1.1**	Form of Underwriting Agreement.

3.1*	Deed of Amendment to Articles of Association of Frank’s International N.V., dated May 14, 2014 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-36053), filed on May 16, 2014).

4.1*	Form of Senior Debt Securities (included in Exhibit 4.4 hereto).

4.2*	Form of Subordinated Debt Securities (included in Exhibit 4.5 hereto).

4.3**	Form of Warrant Agreement.

4.4*	Form of Senior Debt Indenture.

4.5*	Form of Subordinated Debt Indenture.

5.1*	Opinion of Van Campen Liem (Liem & Partners N.V.).

5.2*	Opinion of Vinson & Elkins L.L.P.

8.1*	Opinion of Van Campen Liem (Liem & Partners N.V.) regarding material Netherlands tax matters.

8.2*	Opinion of Vinson & Elkins L.L.P. regarding material U.S. tax matters.

12.1*	Computation of Ratio of Earnings to Fixed Charges.

23.1*	Consent of Van Campen Liem (Liem & Partners N.V.) (included as part of Exhibits 5.1 and 8.1 hereto).

23.2*	Consent of Vinson & Elkins L.L.P. (included as part of Exhibits 5.2 and 8.2 hereto).

23.3*	Consent of PricewaterhouseCoopers LLP.

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

25.1***	Form T-1 Statement of Eligibility and Qualification respecting the Senior Indenture.

25.2***	Form T-1 Statement of Eligibility and Qualification respecting the Subordinated Indenture.

*	Filed herewith.
**	To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with the issuance of the securities.
***	To be filed in accordance with the requirements of Section 305(b)(2) of the Trust Indenture Act of 1939 and Rule 5b-3 thereunder.